UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 23, 2005

INTERMUNE, INC.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

0-29801	94-3296648
(Commission File Number)	(IRS Employer Identification No.)
3280 Bayshore Boulevard
Brisbane, CA 94005
(Address of principal executive offices, including Zip Code)
Registrant’s telephone number, including area code: (415) 466-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Divestiture of Oritavancin
     On December 23, 2005 (the “Closing Date”), InterMune, Inc. (the “Corporation”) entered into and consummated an asset purchase agreement (the “Asset Purchase Agreement”) pursuant to which it sold, transferred, conveyed, assigned and delivered its right, title and interest in and to oritavancin (“Oritavancin”), including related inventory, to Targanta Therapeutics Corporation (“Targanta”). In addition, the Corporation transferred certain assets related to Oritavancin including, but not limited to, intellectual property, books and records, product documentation and other assets used by the Corporation in the clinical development of Oritavancin. Oritavancin is a semi-synthetic glycopeptide antibiotic with bactericidal activity against clinically relevant serious Gram-positive infections, including multi-resistant strains. The Corporation had previously acquired rights and assets associated with Oritavancin from Eli Lilly and Company (“Lilly”) in September 2001.
     The terms of the Asset Purchase Agreement provide for a total of $9 million in upfront and milestone payments and a convertible promissory note with up to $25 million in principal amount to be issued by Targanta, which will initially be secured by the Oritavancin assets. Upon the achievement by Targanta of certain corporate objectives, the note will convert into preferred stock of Targanta. The Corporation will also be entitled to designate one member to the board of directors of Targanta.
     The Asset Purchase Agreement includes customary representations and warranties, covenants and indemnification provisions.
     The Corporation will also provide certain transitional services to Targanta related to Oritavancin for a period of up to nine (9) months following the Closing Date.
     The description of the terms and conditions of the Asset Purchase Agreement set forth herein does not purport to be complete and is qualified in its entirety by reference to the full text of the Asset Purchase Agreement, a copy of which the Corporation intends to file with its annual report on form 10-K for the period ending December 31, 2005, requesting confidential treatment of certain portions.
     On December 27, 2005, the Corporation issued a press release announcing entry into and consummation of the Asset Purchase Agreement. The press release is attached hereto as Exhibit 99.1 and is also incorporated herein by this reference.
License Agreement with Eli Lilly and Company
     In connection with the closing of the asset sale described above, on the Closing Date, the Corporation and Lilly entered into a License Agreement (the “License Agreement”). The License Agreement served as a novation of the existing Asset Purchase and License Agreement, dated September 19, 2001 (the “Original Agreement”) between the Corporation and Lilly, pursuant to which the Corporation initially acquired the rights and assets associated with Oritavancin from Lilly. Except as expressly set forth in the License Agreement, the Original Agreement was superseded in its entirety. The License Agreement constituted an “Assumed Contract” under the Asset Purchase Agreement.
As of the Closing Date:
•	Lilly agreed to waive payment by the Corporation to Lilly of a $10.0 million milestone due under Section 2.2 of the Original Agreement;

•	the Corporation and Lilly released each other from all claims for damages, other than damages caused by or arising out of or in connection with (i) any breach of the License Agreement; (ii) any breach of confidentiality obligations; (iii) the Assumed Liabilities (as defined in the Original Agreement) prior to the Closing Date and (iv) obligations of indemnification under Article 11 of the Original Agreement to the extent caused by or arising out of or in connection with such obligations prior to the Closing Date; and

•	the License Agreement was assigned to Targanta.

     The description of the terms and conditions of the License Agreement set forth herein does not purport to be complete and is qualified in its entirety by reference to the full text of the License Agreement, a copy of which the Corporation intends to file with its annual report on form 10-K for the period ending December 31, 2005, requesting confidential treatment of certain portions.
Amendment to Supply Agreement with Abbott Laboratories
     In connection with the closing of the asset sale described above, on December 22, 2005, the Corporation and Abbott Laboratories (“Abbott”) entered into an amendment to the Development and Supply Agreement dated December 28, 2001, as previously amended through December 22, 2005 (the “Supply Agreement”). The amendment (the “Amendment”) provided that the Supply Agreement will continue in effect until December 31, 2014 and that 24 months prior written notice of a party’s intent to terminate the Supply Agreement must be given. Following December 2014, the Supply Agreement will continue in effect for recurrent two-year periods, with the ability to terminate on 12 months prior written notice. The Amendment also provides Abbott with the ability to terminate the Supply Agreement if a new drug application for Oritavancin has not been approved by the Food and Drug Administration by January 1, 2010. Under the Amendment, upon termination, Abbott will reasonably assist the Corporation with technology transfer of the manufacturing process, with the payment of associated costs borne by the party terminating the Supply Agreement. No other material changes were made to the Supply Agreement. The Supply Agreement, including the Amendment, constituted an “Assumed Contract” under the Asset Purchase Agreement and was assigned to Targanta on the Closing Date.
     The description of the terms and conditions of the Amendment set forth herein does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, a copy of which the Corporation intends to file with its annual report on form 10-K for the period ending December 31, 2005.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.
The following exhibits are furnished with this report on Form 8-K:

Number	Description

99.1	Press Release dated as of December 27, 2005 of InterMune, Inc.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERMUNE, INC.
Dated: December 29, 2005	By:	/s/ Norman Halleen

Norman Halleen Senior Vice President, Finance and Chief Financial Officer

EXHIBIT INDEX

Number	Description

99.1	Press Release dated as of December 27, 2005 of InterMune, Inc.